Exhibit 10.11
Amendment No. 1 To
Share Purchase And Redemption Agreement
     THIS AMENDMENT NO. 1 TO SHARE PURCHASE AND REDEMPTION AGREEMENT (the “Amendment”) is made and entered into as of March 22, 2006, by and among (i) Alma Lasers Ltd. (formerly known as MSQ Ltd.), a corporation organized under Israeli law (the “Company”), (ii) the shareholders of the Company named in Exhibit A attached hereto (the “Initial Shareholders,” and each individually, an “Initial Shareholder”) (iii) Aesthetic Acquisition B.V., an entity organized under Netherlands law (the “Buyer”), (iv) the investment partnerships listed on the signature pages hereto under the heading “Funds” (the “Funds”), (v) each holder of vested options to purchase Ordinary Shares (as defined below) of the Company (“Options”) who has become a party to this Agreement by executing a joinder agreement in form and substance reasonably acceptable to Buyer (“Joinder Agreement”) to become a party to this Agreement in connection with its exercise of Options (each, an “Optionholder”), and (vi) solely for purposes of Section 4.8 hereof, each of the Persons (as defined below) listed on the signature pages hereto under the heading “Non-Compete Parties” (each, a “Non-Compete Party”).
     WHEREAS, the parties hereto entered into that certain Share Purchase and Redemption Agreement, dated February 15, 2006 (the “Purchase Agreement”); and
     WHEREAS, the parties hereto wish to amend the Purchase Agreement as provided herein.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1. Section 1.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “1.3 Sale and Purchase of Purchased Shares. Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Company and the Shareholders, respectively, herein, the Buyer hereby agrees to purchase from the Shareholders, and each of the Shareholders hereby agrees to sell to the Buyer, the number of Series A-l Preferred Shares set forth opposite the name of each such Shareholder on Exhibit B hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)), or an aggregate of 377,172,000 Purchased Shares, free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature (“Claims”), in each case for the purchase price set forth opposite such Shareholder’s name on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)) under the heading “Cross Purchase”, or an aggregate purchase price of $55,000,478, such amounts to be subject to (i) adjustment as set forth in Section 1.9 below, (ii) the Shareholders’ escrow obligations pursuant to Section 1.8 below, (iii) reduction by the amount deposited into trust pursuant to Sections 1.5A and 1.5B, as applicable, below, and (iv) in the case of the 102 Optionholders (as defined below), reduction by the amount deposited into trust pursuant to Section 1.5 below. At the Closing, each Shareholder shall deliver to the Buyer a share transfer deed substantially in the form attached hereto as Exhibit F (each, a “Share Transfer Deed”) evidencing its transfer of the Purchased Shares sold thereby to the Buyer pursuant to this Section 1.3”
2. Section 1.5 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “1.5 Optionholder Trust. Prior to the Closing, the Company and the Employees Remuneration Trust Company (the “Trustee”), as trustee, will establish a trust for the benefit of the Optionholders who have executed Joinder Agreements and are classified as 102 Optionholders on Exhibit B (each, a “102 Optionholder”), in accordance with the requirement set by the Israeli Tax Authority (the “Optionholder Trust”). At the Closing, the Buyer and the Company will deposit in the Optionholder Trust for the benefit of each 102 Optionholder the amount set forth on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)) under the heading “Optionholder Trust” opposite its name, representing the aggregate consideration to be received by such 102 Optionholder at the Closing in respect of the shares of share capital issuable upon exercise of the Options purchased by the Buyer or the Company, including any payment made with respect to vested unexercised option and any cash dividend, in accordance with the terms and conditions hereof. At any time after the Closing, if any payment is to be made pursuant to Section 1.9, or any amount is to be released from escrow by the Escrow Agent pursuant to the Escrow Agreement, to a 102 Optionholder, the Company, the Buyer and the Escrow Agent (as applicable depending on the party making such payment or entitled to direct to release of any such amount), shall deposit such amount in the Optionholder Trust for the benefit of such 102 Optionholder. Any deposit into the Optionholder Trust to be made on behalf of an Optionholder shall be made by wire transfer in accordance with the wire instructions set forth on Schedule 1.5 attached hereto.”
3. The Purchase Agreement is hereby amended by adding new Sections 1.5A and 1.5B thereto such that such Sections 1.5A and 1.5B read as follows:
     “1.5A Foreign Shareholders Trust. Prior to the Closing, the Shareholders who are classified as Foreign Shareholders on Exhibit B (the “Foreign Shareholders”) and Kleinhendler & Halevy Trustees Ltd. (the “Foreign Shareholders’ Trustee”), as trustee, will establish a trust for the benefit of such Foreign Shareholders in accordance with the instructions set by the Israeli Tax Authority (the “Foreign Shareholder Trust”). At the Closing, the Buyer and the Company will deposit in the Foreign Shareholder Trust for the benefit of each Foreign Shareholder, 30% of the consideration to be received by such Foreign Shareholder from the Buyer and the Company at the Closing in accordance with the terms and conditions hereof. At any time after the Closing, if any payment is to be made pursuant to Section 1.9, or any amount is to be released from escrow by the Escrow Agent pursuant to the Escrow Agreement, to a Foreign Shareholder, the Company, the Buyer and the Escrow Agent (as applicable depending on the party making such payment or entitled to direct to release of any such amount), shall deposit, 100% of such amount in the Foreign Shareholder Trust for the benefit of such Foreign Shareholder. Any deposit into the Foreign Shareholder Trust to be made on behalf of a Foreign Shareholder shall be made by wire transfer in accordance with the wire instructions set forth on Schedule 1.5 attached hereto.

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     “1.5B Israeli Shareholders Trust. Prior to the Closing, the Shareholders who are classified as Israeli Shareholders on Exhibit B (each, an “Israeli Shareholder”) and Kleinhendler & Halevy Trustees Ltd. (the “Israeli Shareholders’ Trustee”), as trustee, will establish a trust, for the benefit of such Israeli Shareholders in accordance with the instructions set by the Israeli Tax Authority (the “Israeli Shareholder Trust”). At the Closing, the Buyer and the Company will deposit in the Israeli Shareholder Trust for the benefit of each Israeli Shareholder, 50% of the consideration to be received by such Israeli Shareholder from the Buyer and the Company at the Closing in accordance with the terms and conditions hereof. At the Closing, the Company will deposit in the Israeli Shareholder Trust for the benefit of each Israeli Shareholder 50% of the amount of Pre-Closing Dividends payable to such Israeli Shareholder in respect of vested but unexercised options as set forth on Exhibit B opposite such Israeli Shareholder’s name. At any time after the Closing, if any payment is to be made pursuant to Section 1.9, or any amount is to be released from escrow by the Escrow Agent pursuant to the Escrow Agreement, to an Israeli Shareholder, the Company, the Buyer and the Escrow Agent (as applicable depending on the party making such payment or entitled to direct to release of any such amount), shall deposit, 100% of such amount in the Israeli Shareholder Trust for the benefit of such Israeli Shareholder. Any deposit into the Israeli Shareholder Trust to be made on behalf of an Israeli Shareholder shall be made by wire transfer in accordance with the wire instructions set forth on Schedule 1.5 attached hereto.”
4. Section 1.9 of the Purchase Agreement is hereby deleted in its entirety, and replaced with the following:
     “1.9 Contingent Payment.
     (a) In addition to the payments to the Shareholders otherwise set forth in this Agreement, the Shareholders shall be entitled to additional payments pursuant to the following terms and conditions and in the following amounts (any such payment, a “Contingent Payment”):
     (i) Subject to the first sentence of Section 1.9(c), for every one dollar ($1.00) by which the Company’s consolidated aggregate revenues for the fiscal year ended December 31, 2006 as set forth in the Company’s audited financial statements for the year then ended (the “2006 Revenues”) exceed $40,350,000 (the “2006 Revenue Threshold”), if at all, each Shareholder shall be entitled to be paid an amount, subject to withholding obligation, if any, set forth in Section 1.9(b)(i) or (ii), as applicable, equal to (each a “Revenue Contingent Payment”) the product of (x) $0.8401487, and (y) the percentage set forth on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)) opposite such Shareholder’s name (each such percentage, a “Pro Rata Percentage”); provided, however, that the aggregate amount of Revenue Contingent Payments payable to the Shareholders under this Section 1.9(a)(i) (without giving effect to any adjustment or increase pursuant to the first sentence of Section 1.9(c)) shall not exceed $11,300,000.
     (ii) Subject to the first sentence of Section 1.9(c), for every one dollar ($1.00) by which the Company’s consolidated aggregate operating profits for the fiscal year ended December 31, 2006 as set forth in the Company’s audited financial statements

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for the year then ended (the “2006 Operating Profits”) exceed $15,825,000 (the “2006 Operating Profits Threshold”), if at all, each Shareholder shall be entitled to be paid an amount, subject to withholding obligation, if any, set forth in Section 1.9(b)(i) or (ii), as applicable, equal to (each a “Profits Contingent Payment”) the product of (x) $1.5436696, and (y) such Shareholder’s Pro Rata Percentage; provided, however, that the aggregate amount of Profits Contingent Payments payable to the Shareholders under this Section 1.9(a)(ii) (without giving effect to any adjustment or increase pursuant to the first sentence of Section 1.9(c)) shall not exceed $5,700,000.
     (iii) Notwithstanding anything in this Agreement to the contrary, in the event of a breach by any Shareholder of any non-competition, non-solicitation or confidentiality obligations to the Company, including, without limitation pursuant to Section 4.8 or pursuant to any Employee Agreement (as defined below), no Contingent Payment shall be due or payable to such Shareholder pursuant to Sections 1.9(a)(i) or (ii); provided, however, that the Company and the Buyer shall have given such Shareholder written notice of their intentions not to make such payments under Section 1.9(b) at least ten (10) days prior to the date such payment is due; provided further, that the number of days of such notice shall be reduced in the event that, and to the extent that, such breach occurs less than ten (10) days prior to the date such payment is due.
     (iv) The Company’s 2006 Operating Profits and 2006 Revenues shall be calculated, by the Company (subject to approval by the Board of Directors) on or prior to June 30, 2007, based on the Company’s audited financial statements for the fiscal year ended December 31, 2006 prepared in a manner consistent with the Company’s past practice but excluding, for the purposes of such calculations, the effects of (or any impairments, write-offs, expenses or costs made directly in connection with) (i) any one time or other extraordinary events occurring outside the Company’s ordinary course of business (but including any one-time bona fide, arms-length sales of any Products to the Company’s or its Subsidiaries’ customers), (ii) the transactions contemplated hereby, (iii) the grants of options to purchase Ordinary Shares under the Share Option Plans, (iv) the Company’s acquisition of Alma Lasers, Inc. (but including the effects of the operations of Alma Lasers, Inc. as a wholly-owned subsidiary of the Company) and/or (v) any expenditures in excess of the Company’s Budget for 2006 attached hereto as Exhibit 1.9(a) resulting from or following (A) a change of the senior management of the Company or its U.S. Subsidiary, and/or (B) the directions or instructions of the Board of Directors or the Buyer, including, but not limited to, any excess resulting from any (I) severance payments, (II) deviation from the Company’s marketing and sales plan for 2006, and/or (III) the adoption of a new budget, in each case made in connection to such change of management event or directions or instructions. For purposes of calculating any Contingent Payment due hereunder, the 2006 Revenue Threshold, the 2006 Operating Profits Threshold and the figures set forth in clause (x) of each of Sections 1.9(a)(i) and (ii) above shall be appropriately adjusted in connection with any spin-off transaction, merger, consolidation, other business combination or divestiture transaction or any other acquisition, sale or divestiture of any material line of business consummated in the fiscal year ended December 31, 2006.

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     (b) In the event that any Contingent Payments are payable to the Shareholders pursuant to Section 1.9(a), such payments shall be made by the Buyer and the Company in accordance with the following:
     (i) The Company shall pay to each Shareholder (but in each case subject to any obligations to deposit funds into trust on behalf thereof pursuant to Sections 1.5, 1.5A and/or 1.5B above) the aggregate amount of all Contingent Payments due to such Shareholder pursuant to Section 1.9(a); provided, however, that the amount payable by the Company to all Shareholders pursuant to this Section 1.9(b)(i) (without giving effect to any adjustment or increase pursuant to the first sentence of Section 1.9(c)) shall not exceed $10,000,000 in the aggregate.
     (ii) In the event that the aggregate Contingent Payments payable to the Shareholders pursuant to Section 1.9(a) exceed $10,000,000, the Buyer shall pay to the Shareholders the excess of the aggregate amount of such Contingent Payments over $10,000,000, with each Shareholder being paid an amount equal to the product of (x) such excess, and (y) such Shareholder’s Pro Rata Percentage (but in each case subject to any obligations to deposit funds into trust on behalf thereof pursuant to Sections 1.5, 1.5A and/or 1.5B above); provided, however, that the amount payable by the Buyer to all Persons pursuant to this Section 1.9(b)(ii) (without giving effect to any adjustment or increase pursuant to the first sentence of Section 1.9(c)) shall not exceed $7,000,000 in the aggregate. The Funds hereby, jointly and severally, guarantee the Buyer’s obligations (if any) to make payments pursuant to this Section 1.9(b)(ii).
     (c) Each Contingent Payment shall be deemed to bear interest at an annual rate of 6.16%, with such interest commencing to accrue on the Closing Date and accruing until the date which is two (2) business days prior to the date such Contingent Payment is actually made. The amount of any Contingent Payment payable pursuant to Section 1.9(a) (together with interest thereon in accordance with this Section 1.9(b)) shall be paid by Buyer and the Company within sixty (60) days of the completion of an audit by the Company’s independent auditors at such time of the Company’s financial statements for the fiscal year ended December 31, 2006.
     (d) Any amounts paid by Buyer to any Shareholder pursuant to this Section 1.9 shall constitute an increase to the purchase price paid by Buyer in respect of the Purchased Shares. Any amounts paid by the Company to any Shareholder pursuant to this Section 1.9 shall constitute an increase to the Redemption Price paid by the Company in respect of the Redeemed Shares.”
5. Exhibit B to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit B attached hereto.
6. Section 4.8(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “(a) Non Competition. From and after the Closing and until (i) in the case of any Non-Compete Party, any Shareholder or Optionholder constituting an Affiliate of any of

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them, and any other Shareholder or Optionholder entitled to payments totaling (together with its Affiliates and without deducting any amounts subject to escrow pursuant to Section 1.8 or to be deposited in trust pursuant to Section 1.5) $10,000,000 or more pursuant to Sections 1.3 and 1.4, the fifth (5th) anniversary thereof, and (ii) in the case of any Shareholder or Optionholder not described in clause (i) who is entitled to payments totaling (together with its Affiliates and without deducting any amounts subject to escrow pursuant to Section 1.8 or to be deposited in trust pursuant to Section 1.5) $1,000,000 or more pursuant to Sections 1.3 and 1.4, the third (3rd) anniversary thereof (each, a “Restricted Period” and each Shareholder or other Person described in clauses (i) or (ii) of this Section 4.8(a), a “Restricted Shareholder”), without the prior written consent of Buyer, no Restricted Shareholder, nor any of its successors or assigns, shall, for any reason, whether directly or indirectly, through any Subsidiary, Affiliate or otherwise, as shareholder, member, manager, partner, employee, consultant, director or otherwise, engage, participate, or invest (except as a holder of not more than 2.5% of the voting power of a publicly traded company) in any business that engages or participates, in any activity anywhere in the world (“Restricted Activity”) that involves (i) any products, or the performance of any services, that are directly competitive with the products offered by the Business (or any components thereof), or (ii) any medical devices (or any components thereof) in the field aesthetic medicine; provided, however, that with respect to the Company’s industrial laser Products described in clause (i) above the restrictive period shall be two (2) years following the date hereof (any such business, a “Competing Business”). For avoidance of any doubt, Restricted Shareholders shall not be limited or restricted by this Section 4.8(a) from conducting at any time any Restricted Activity with respect to industrial laser products which are not directly competitive with the products offered by the Business.”
7. Section 5.2(h) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
               “(h) The Company’s agreement, dated March 15, 2005, with William Blair & Company, L.L.C and Poalim Capital Markets Ltd. (the “William Blair Agreement”) shall have been supplemented such that the Company shall have no further obligations to pay any Transaction Fee (as defined thereunder) (other than an obligations to make a payment for fees due as a result of the transaction hereunder), which supplement shall be in a manner satisfactory to Buyer;”
8. Section 5.3(d) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
                    “(d) the Buyer shall have delivered, or shall have caused to be delivered, to the Company and Shareholders, all in form and substance satisfactory to the Company and Shareholders, the following:
          (i) A wire transfer of immediately available funds by the Buyer to (A) the Israeli Shareholders in respect of 50% of the purchase price for the Purchased Shares to be paid to the Israeli Shareholders at the Closing and in accordance with the wire transfer instructions set forth opposite each such Israeli Shareholder’s name on Exhibit B, in the aggregate amount of $11,755,327.03, (B) the Israeli Shareholder Trust on behalf of

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the Israeli Shareholders (in accordance with Section 1.5B), in respect of 50% of the purchase price for the Purchased Shares to be paid to the Israeli Shareholders at the Closing, in the aggregate amount of $11,755,327.03 (C) the Foreign Shareholders in respect of 70% of the purchase price for the Purchased Shares to be paid to the Foreign Shareholders at the Closing and in accordance with the wire transfer instructions set forth opposite each such Foreign Shareholder’s name on Exhibit B, in the aggregate amount of $12,324,759.50; (D) the Foreign Shareholder Trust on behalf of the Foreign Shareholders (in accordance with Section 1.5A), in respect of 30% of the purchase price for the Purchased Shares to be paid to the Foreign Shareholders at the Closing, in the aggregate amount of $5,282,039.80, (E) the Optionholders Trust on behalf of the 102 Optionholders (in accordance with Section 1.5), in the aggregate amount of $383,024.93, and (F) to the Escrow Agent on behalf of the Shareholders in connection with their escrow obligations pursuant to Section 1.8 in the aggregate amount of $13,500,000;
          (ii) The Shareholders Agreement executed by the Buyer; and
          (iii) In the case of the obligations of the Shareholders to consummate the Closing, a wire transfer of immediately available funds by the Company to (A) the Israeli Shareholders in respect of 50% of the purchase price for the Redeemed Shares being repurchased from the Israeli Shareholders at the Closing in accordance with the wire transfer instructions set forth opposite each such Israeli Shareholder name on Exhibit B, in the aggregate amount of $7,607,385.38, (B) the Israeli Shareholder Trust on behalf of the Israeli Shareholders (in accordance with Section 1.5B) in respect of 50% of the purchase price for the Redeemed Shares being repurchased from the Israeli Shareholders at the Closing, in the aggregate amount of $7,607,385.38, (C) the Foreign Shareholders in respect of 70% of the purchase price for the Redeemed Shares being repurchased from the Foreign Shareholders at the Closing in accordance with the wire transfer instructions set forth opposite each such Foreign Shareholder name on Exhibit B, in the aggregate amount of $7,976,038.06, (D) the Foreign Shareholder Trust on behalf of the Foreign Shareholders (in accordance with Section 1.5A) in respect of 30% of the purchase price for the Redeemed Shares being repurchased from the Foreign Shareholders at the Closing, in the aggregate amount of $3,418,302.03, (E) the Optionholders Trust on behalf of the 102 Optionholders (in accordance with Section 1.5) in respect to the purchase price for the Redeemed Shares being repurchased from the 102 Optionholders at the Closing and the Pre-Closing Dividends being made by the Company thereto, in each case net of the applicable exercise price of the Options, and in each case in accordance with the wire transfer instructions set forth opposite each such 102 Optionholders name on Exhibit B, in the aggregate amount of $299,107.48, and (F) the Israeli Shareholders and Foreign Shareholders in respect of the Pre-Closing Dividends made in respect of outstanding shares of share capital of the Company (including those issued upon exercise of Options) in accordance with the wire transfer instructions set forth opposite each such Israeli Shareholder’s or Foreign Shareholder’s name on Exhibit B, and in each case net of any applicable withholding tax obligation as set forth opposite each such Israeli Shareholder’s or Foreign Shareholder’s name on Exhibit B, in the aggregate amount of $6,404,128.32, (G) the Israeli Shareholders in respect of 50% of the Pre-Closing Dividends made in respect of vested but unexercised options in accordance with the wire transfer instructions set forth opposite each such Israeli Shareholder’s name

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on Exhibit B, in the aggregate amount of $48,047.45, and (H) the Israeli Shareholder Trust on behalf of the Israeli Shareholders (in accordance with Section 1.5B) in respect of 50% of the Pre-Closing Dividends made in respect of vested but unexercised options, in the aggregate amount of $48,047.45”
9. The 4th paragraph of Section 2.2 of the Disclosure Schedule, as stated below, is hereby deleted in its entirety.
     “The October 13, 2003 lease agreement between the U.S. Subsidiary and its landlord, 6555 Business Park Ltd., requires that notice of change of control be provided to the landlord.”
10. At the end of Section 2.4 and 2A of the Disclosure Schedule, the following is hereby added:
     “Global Healthcare Services holds shares as nominee for Hillel Bachrach and Ilan Bachrach.”
11. At the end of Section 2.8 of the Disclosure Schedule, the following is hereby added:
     “On March 9, 2006 the Company received a letter from the FDA in connection with the Company’s ACCENT product in which the FDA informed the Company that that it was unable to review the Company’s 510(k) application and that clinical data to substantiate the Company’s proposed device performance is required.”
12. After the words “No response has been received from Thermage” on Schedule 2.15 of the Disclosure Schedule, the following is hereby added:
     “except that, on February 14, 2006, Thermage sent the Company and the Subsidiary an additional letter in which Thermage claimed, inter alia, that to the extent the Company operated outside the safe harbor provisions of 35 U.S.C. sec. 271(e)(1) it was likely that the Company’s Accent product would infringe several Thermage patents and that one of the Thermage patents may be relevant to other products of the Company that utilize active cooling. Thermage stated that it was interested in discussing appropriate licensing opportunities with the Company”
13. Section 2.20 of the Disclosure Schedule is hereby deleted in its entirety and replaced with the following:
     “In connection with the Agreement, the Company is required to pay William Blair & Company a Transaction Fee, as defined thereunder, not greater than US$2,598,858.93 under the March 15, 2005 Engagement Letter Agreement and Indemnification Letter with William Blair and Company, L.L.C., as amended.
     In addition, the Company will have legal and accounting fees in connection with the transactions contemplated by this Agreement.”
14. The Purchase Agreement is hereby amended by adding a new Schedule 1.5, to read as set forth in Schedule 1.5 attached hereto.

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15. The parties hereto hereby confirm, acknowledge and agree that for purposes of the Purchase Agreement, the execution and delivery by any Non-Compete Party or Optionholder of a counterpart signature page to the Purchase Agreement shall constitute a Joinder Agreement (for purposes of the Purchase Agreement) and that each Non-Compete Party and/or Optionholder executing such a counterpart signature page is a party to, and bound by the terms of, the Purchase Agreement by its execution of such a counterpart signature Page.
16. As amended herein, the Purchase Agreement is hereby ratified, confirmed and approved in all respects.
17. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles and Sections 8.3, 8.7, 8.8 and 8.9 of the Purchase Agreement shall apply to this Amendment as though this Amendment were a part of the Purchase Agreement.
18. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original but such counterparts shall together constitute one and the same document.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties have executed this Amendment or have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day year first above written.

THE COMPANY: ALMA LASER LTD
By:	/s/ Ziv Karni
Name:
Title:

/s/ Ziv Karni Dr. Ziv Karni	/s/ Yoav Avni Yoav Avni

/s/ Nadav Bayer Nadav Bayer	/s/ Evgeni Koudritski Evgeni Koudritski

/s/ HB Global Healthcare Services	/s/ [ILLEGIBLE] Lahav, Litback, Abadi, Adv.

By	By

title	title Partner

/s/ [ILLEGIBLE] Oxford Investment Overseas Corp.	/s/ HB Aritonio Saclemente garcia

By Amit Wjuniski

title
[Signature Page to Amendment No 1 to Share Purchase and Redemption Agreement]

/s/ Mauro Wjuniski	/s/ HB

Damsi Investment, LLC	Myriam Patricia Vinasco

by

title

/s/ Yariv Matzliach	/s/ Mauro Wjuniski

Yariv Matzliach	Mauro Wjuniski

/s/ Yaron Suher	/s/ Aria Orenstein

Yaron Suher	Aria Orenstein

/s/ Miruslave Lifshltz	/s/ Noga Karni

Miruslave Lifshltz	Noga Karni

/s/ Vladislav Rabinski	/s/ Yishak Tabib

Vladislav Rabinski	Yishak Tabib

/s/ Alex Bartiva	/s/ Andre Navler

Alex Bartiva	Andre Navler

/s/ Merav Havhial	/s/ Yair Ben-Ari

Merav Havhial	Yair Ben-Ari

/s/ Max Shamis	/s/ Pavel Yaprimov

Max Shamis	Pavel Yaprimov

/s/ Stanislav Vinbaum	/s/ Adward Bazerbie

Stanislav Vinbaum	Adward Bazerbie

/s/ Ithay Meir	/s/ Irit Moses

Ithay Meir	Irit Moses

/s/ Yossi Lebzetler	/s/ Sirnoni Akerman

Yossi Lebzetler	Sirnoni Akerman
[Signature Page to Amendment Stock Purchase and Redemption Agreement]

BUYER: AESTHETIC ACQUISITION, B.V.
By:	/s/ Ajit Nedungadi
	Name:	Ajit Nedungadi

and
By:
Name:

[Signature Page to Amendment Stock Purchase and Redemption Agreement]

BUYER: AESTHETIC ACQUISITION, B.V.
By:	/s/ J.J. van Ginkel
	Name:	J.J. van Ginkel

and
By:
Name:

[Signature Page to Amendment Stock Purchase and Redemption Agreement]

FUNDS:

TA IX L.P.
By: TA Associates IX LLC, its General Partner
By: TA Associates, Inc, its Manager

By:	/s/ Ajit Nedungadi
Name:	Ajit Nedungadi
Its:

TA/ATLANTIC AND PACIFIC V L.P.
By: TA Associates AP V L.P., its General Partner
By: TA Associates, Inc., its General Partner

By:	/s/ Ajit Nedungadi
Name:	Ajit Nedungadi
Its:

TA STRATEGIC PARTNERS FUND A L.P.
By: TA Associates SPF L.P., its General Partner
By: TA Associates, Inc., its General Partner

By:	/s/ Ajit Nedungadi
Name:	Ajit Nedungadi
Its:
[Signature Page to Amendment Stock Purchase and Redemption Agreement]

TA STRATEGIC PARTNERS FUND B L.P.
By: TA Associates SPF L.P., its General Partner
By: TA Associates, Inc., its General Partner

By:	/s/ Ajit Nedungadi
Name:	Ajit Nedungadi
Its:

TA INVESTORS II, L.P.
By: TA Associates, Inc., its General Partner

By:	/s/ Ajit Nedungadi
Name:	Ajit Nedungadi
Its:
[Signature Page to Amendment Stock Purchase and Redemption Agreement]

Exhibit A
Initial Shareholders

1.	Dr. Ziv Karni
2.	Damsi Investment, LLC
3.	Oxford Investment Overseas Corp.
4.	Yoav Avni
5.	Nadav Bayer
6.	Yevgeni Kodritzki
7.	Global Healthcare Services
8.	Lahav, Litbak, Abadi, Adv.
9.	Antonio Saclemente Garcia
10.	Myriam Patricia Vinasco
11.	Yariv Matzliach

EXHIBIT B
Schedule of Dividends, Redemptions and Purchases